Exhibit 99.1

EMERGE REVISES FAIR VALUE OF COMMON STOCK WARRANTS

AND ADDITIONAL INVESTMENT RIGHTS FOR THE FIRST QUARTER OF 2004

— Revision increases non-cash gain to $2.2 million from previously reported $1.3 million

— First quarter net loss revised to $0.00 per share from net loss of $0.02 per share

SEBASTIAN, Florida, May 12, 2004 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company providing VerifEYE™ food safety systems, CattleLog™ individual-animal tracking and database management services to the beef-production industry, today announced that its 2004 first quarter financial results released on April 22, 2004, have been revised to decrease the previously reported fair value of common stock warrants and additional investment rights issued in connection with the Company’s recent equity financings as of March 31, 2004.

In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock,” the warrants and the additional investment rights are classified as a liability and subsequent changes in fair value are reflected in the statement of operations. The Company had previously reported a non-cash gain of $1.3 million relating to the change in fair value of common stock warrants and additional investment rights for the three months ended March 31, 2004. The warrant and additional investment rights liability has been further reduced and the corresponding non-cash gain has been revised to $2.2 million.

The effect of this revision was to reduce the Company’s 2004 first quarter net loss for this non-cash gain by $854,000, or $0.02 per share. Net loss for the three months ended March 31, 2004 is $51,000, or $0.00 per share, versus the previously reported net loss of $905,000, or $0.02 per share.

The Company will file its 2004 first quarter Form 10-Q with the Securities and Exchange Commission, as required, on or before May 14, 2004.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company providing individual-animal tracking, food-safety and animal information solutions to the beef production industry. The Company’s individual animal-tracking technologies include CattleLog™, an exclusive USDA Process Verified Program providing data-collection and reporting that enables beef-verification and branding. The Company’s food-safety technologies include VerifEYE™ CIS, a carcass meat-inspection system, and VerifEYE™ Solo™, a lightweight and portable machine-vision system. The VerifEYE™ technology instantly detects microscopic traces of organic contamination that might harbor bacteria such as E. coli O157:H7 and Salmonella and is patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its commercialization.

For additional information regarding this press release or if you have investor questions please contact Juris Pagrabs, eMerge’s Chief Financial Officer, at 772-581-9741.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

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